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                                   EXHIBIT 4.4

                             ARTICLES SUPPLEMENTARY



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                                                                     EXHIBIT 4.4

                             ARTICLES SUPPLEMENTARY
                 DESIGNATING THE POWERS, PREFERENCES AND RIGHTS
                                     OF THE
              9.50% SERIES A CUMULATIVE REDEEMABLE PREFERRED SHARES
                           (PAR VALUE $0.01 PER SHARE)

                                       of

                         ENTERTAINMENT PROPERTIES TRUST,
                     a Maryland real estate investment trust

                       Pursuant to Section 8-203(b) of the
                        REIT Law of the State of Maryland


         ENTERTAINMENT PROPERTIES TRUST, a Maryland real estate investment trust (the "Company"), by its Vice President, Gregory K. Silvers, Esq.

         DOES HEREBY CERTIFY:

         FIRST, that, pursuant to authority expressly vested in the Company's Board of Trustees (the "Board") by the provisions of its Amended and Restated Declaration of Trust ("Declaration of Trust"), the Board duly adopted the following resolution providing for the designation and issuance of up to 2,300,000 9.50% Series A Cumulative Redeemable Preferred Shares of beneficial interest, $0.01 par value per share:

         RESOLVED, that this Board, pursuant to authority expressly vested in it by the provisions of the Amended and Restated Declaration of Trust of the Company, hereby authorizes the issuance from time to time of a series of Preferred Shares of the Company and hereby fixes the designation, preferences and the relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, in addition to those set forth in the Declaration of Trust, to be in their entirety as follows:

         SECTION 1.  DESIGNATION.

                  (a) The Company hereby designates a series of Preferred Shares known as "9.50% Series A Cumulative Redeemable Preferred Shares," par value $0.01 per share. The 9.50% Series A Cumulative Redeemable Preferred Shares are referred to herein as the "Series A Preferred Shares."

                  (b) The Series A Preferred Shares, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank:

                           (i) senior to all classes or series of common shares
                  of the Company and to all other equity securities authorized and designated by the Board in the future as ranking

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                  junior to the Series A Preferred Shares with respect to such rights (collectively, "Junior Shares");

                           (ii) on a parity with any other equity securities
                  authorized or designated by the Board in the future, the terms of which specifically provide that such equity securities rank on a parity with the Series A Preferred Shares with respect to such rights (collectively, "Parity Shares"); and

                           (iii) junior to all existing and future indebtedness
                  of the Company and to any class or series of equity securities authorized or designated by the Board in the future, the terms of which specifically provide that such class or series ranks senior to the Series A Preferred Shares with respect to such rights (collectively, "Senior Shares").

                  The rights, preferences, restrictions and other matters relating to the Series A Preferred Shares set forth below are subject to the issuance of any subsequent series of Preferred Shares.

                  (c) The Series A Preferred shares shall have no stated maturity and shall not be subject to any sinking fund or mandatory redemption.

         SECTION 2. AUTHORIZED NUMBER. The number of shares constituting the Series A Preferred Shares shall be 2,300,000 shares. The Board is authorized to decrease the number of authorized Series A Preferred Shares prior or subsequent to the issue of Series A Preferred Shares, but not below the number of Series A Preferred Shares then outstanding. In case the number of Series A Preferred Shares shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of this resolution.

         SECTION 3.  DIVIDEND RIGHTS.

                  (a) The holders of the Series A Preferred Shares shall be entitled to receive a preferred dividend, if and when declared by the Board out of funds legally available for such purpose, at a fixed rate of 9.50% of the Liquidation Preference, as defined herein, ($2.375 per share) per year. Such dividends shall be payable quarterly in arrears on or about January 15, April 15, July 15 and October 15 of each year or, if any such day is not a business day, then on the next succeeding business day. The first dividend payment date will be July 15, 2002, and such dividend will be for less than a full quarter. Dividends payable for any partial quarterly period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be payable to holders of record as they appear in the share records of the Company at the close of business on the applicable record date, which will be the same date set for any quarterly dividend payable to holders of the common shares of the Company or on such other date designated by the Board that is not more than 30 days nor less than 10 days prior to the applicable dividend payment date. Such dividends shall be cumulative and shall accrue regardless of whether the Company has earnings, whether funds are legally available for the payment of such dividends, or whether such dividends are declared. Accrued but unpaid dividends shall accumulate as of the date on which such dividends became payable. No interest or sum of money in lieu of interest shall be payable on any dividend payments on the Series A Preferred Shares which may be in arrears. Any dividend payment made on the Series A

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         Preferred Shares will first be credited against the earliest accrued but unpaid dividend due and payable.

                  (b) The Board shall not declare, pay or set apart for payment any dividend or make any other distribution of cash or other property, directly or indirectly, to the holders of Parity Shares unless and until dividends on the Series A Preferred Shares equal to the full amount of accumulated, accrued and unpaid dividends have been or contemporaneously are declared and paid or declared and contemporaneously set apart for payment, for all past dividend periods and the then current dividend period; provided, however, that when dividends are not paid in full on the Series A Preferred Shares or any Parity Shares, or a sum sufficient for that payment is not set aside, all dividends declared on the Series A Preferred Shares and any Parity Shares shall be declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Series A Preferred Shares and accumulated, accrued and unpaid on such Parity Shares.

                  (c) The Board shall not declare, pay or set apart for payment any dividend (other than dividends or distributions paid in Junior Shares or options, warrants or rights to subscribe for or purchase Junior Shares) or make any other distribution of cash or other property, directly or indirectly, to the holders of Junior Shares, nor shall any Junior Shares be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of common shares made for purposes of any employee incentive or benefit plans) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such shares), directly or indirectly (except by conversion into or exchange for Junior Shares), unless and until dividends on the Series A Preferred Shares equal to the full amount of accumulated, accrued and unpaid dividends have been or contemporaneously are declared and paid or declared and contemporaneously set apart for payment, for all past dividend periods and the then current dividend period.

                  (d) No dividends on the Series A Preferred Shares may be declared by the Board of Trustees or paid or set apart for payment by the Company at any time when the terms of any agreements to which the Company is a party, including any agreement relating to the indebtedness of the Company, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach or default of the agreement, or if the declaration or payment is restricted or prohibited by law.

                  (e) Except as provided in Sections 3(a) and (b) above or in Sections 4 and 5 below, the holders of the Series A Preferred Shares shall not be entitled to receive dividends or distributions.

         SECTION 4.  LIQUIDATION PREFERENCE.

                  (a) Subject to the rights of any Parity Shares or Senior Shares, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, before the Company makes or sets apart any payment or distribution to the holders of any Junior Shares, the holders of the Series A Preferred Shares shall be entitled to be paid, out of assets legally available for distribution to the shareholders of the Company, a liquidation preference in an

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         amount equal to $25.00 per share (the "Liquidation Preference") plus an amount equal to all accumulated, accrued and unpaid dividends to the date of final distribution to such holders.

                  (b) Until the holders of the Series A Preferred Shares have been paid the Liquidation Preference in full, plus an amount equal to all accumulated, accrued and unpaid dividends (whether or nor earned or declared) to the date of final distribution to such holders, no payment shall be made to any holder of Junior Shares upon the liquidation, dissolution or winding up of the Company. If upon any liquidation, dissolution or winding up of the Company the available assets of the Company, or the proceeds thereof, shall be insufficient to pay in full the amount of the liquidation distributions on all outstanding Series A Preferred Shares and the corresponding amounts payable on any other Parity Shares, then such available assets, or the proceeds thereof, shall be distributed among the holders of the Series A Preferred Shares and any other Parity Shares ratably in the same proportion as the respective amounts that would be payable on the Series A Preferred Shares and any such Parity Shares if all amounts payable thereon were paid in full.

                  (c) For purposes of this Section 4, a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company shall not include the consolidation or merger of the Company with one or more entities, a sale or transfer of all or substantially all of the assets of the Company or a statutory share exchange. Upon any liquidation, dissolution or winding up of the affairs of the Company, after payment shall have been made in full to the holders of the Series A Preferred Shares and any Parity Shares, any other series or class or classes of Junior Shares shall be entitled to receive any and all assets remaining to be paid or distributed and the holders of the Series A Preferred Shares and any Parity Shares shall not be entitled to share therein.

                  (d) Whenever the distribution provided for in this Section 4 shall be payable in securities or property other than cash, the value of such distribution shall be as follows:

                           (i) For securities not subject to investment letters or other similar restrictions on free marketability:

                                    (A) if traded on a securities exchange, the
                           value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-trading day period ending three trading days prior to the closing;

                                    (B) if actively traded over-the-counter, the
                           value shall be deemed to be the average of the closing bid or sale prices (whichever are applicable) over the 30-trading day period ending three trading days prior to the closing; and

                                    (C) if there is no active public market, the
                           value shall be the fair market value thereof, as determined in good faith by the Board.

                           (ii) The method of valuation of securities subject to
                  investment letters or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder's status as an affiliate or former affiliate) shall be to make an appropriate discount


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                  from the market value determined as above in Sections
                  4(d)(i)(A) through (C) to reflect the approximate fair market value thereof, as determined in good faith by the Board.

                           (iii) In the event of any bona fide dispute between
                  the Company and one or more holders of the Series A Preferred Shares as to any fair market value determination under Sections 4(d)(i)(C) or 4(d)(ii) above, such dispute shall be resolved through binding arbitration which shall take place in Jackson County, Missouri under the rules of the American Arbitration Association, with the arbitration panel consisting of persons familiar with the valuation of public and private entities and such panel being advised, as to such valuation issues, by an investment bank of nationally recognized standing, the costs thereof to be borne by the nonprevailing party.

         SECTION 5.  REDEMPTION.

                  (a) Series A Preferred Shares shall not be redeemable prior to May 29, 2007, except as necessary for the preservation of the Company's qualification as a real estate investment trust, which determination shall be made by the Board, in its sole discretion.

                  (b) On or after May 29, 2007, the Company may, at its option, upon written notice as described in Section 5(e), redeem Series A Preferred Shares, in whole or from time to time in part, for cash at a redemption price per share equal to the Liquidation Preference, plus any accumulated, accrued and unpaid dividends, if any, through the date of redemption, without interest; provided, however, that if a redemption date falls after the record date for payment of a dividend and prior to the corresponding dividend payment date, each holder of Series A Preferred Shares at the close of business on the record date will be entitled to the dividend payable on those shares on the corresponding dividend payment date notwithstanding the redemption of those shares between the dividend record date and the corresponding dividend payment date or the default of the Company in the payment of the dividend due.

                  (c) Holders of Series A Preferred Shares to be redeemed will be required to surrender their Series A Preferred Shares at the place designated in the notice and will be entitled to the redemption price and any accumulated, accrued and unpaid dividends payable upon such redemption following their surrender. If notice of redemption of any Series A Preferred Shares has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Series A Preferred Shares called for redemption, then from and after the redemption date dividends will cease to accrue on such Series A Preferred Shares, such Series A Preferred Shares will no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. If less than all of the outstanding Series A Preferred Shares are to be redeemed, the Series A Preferred Shares to be redeemed will be selected on a pro rata basis (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Board.

                  (d) Unless dividends equal to the full amount of all accumulated, accrued and unpaid dividends on all outstanding Series A Preferred Shares have been declared and paid, or declared and a sum sufficient for payment thereof set apart for the payment, for all past dividend periods and the then current dividend period, no Series A Preferred Shares or Parity Shares may

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         be redeemed unless all outstanding Series A Preferred Shares are simultaneously redeemed, and the Company will not have the right to purchase or otherwise acquire, directly or indirectly, any Series A Preferred Shares (except by exchange for Junior Shares); provided, however, that the foregoing shall not prevent the purchase or acquisition of Series A Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Shares.

                  (e) Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. The Company shall mail notice of redemption not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series A Preferred Shares to be redeemed at their respective addresses as they appear on the share transfer records of the Company. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series A Preferred Shares except to a holder to whom notice was defective or not given. Each notice will state:

                           (i)      the redemption date;

                           (ii)     the redemption price;

                           (iii) the number of Series A Preferred Shares to be redeemed;

                           (iv) the procedures with respect to redemption of uncertificated shares or place or places where certificates for Series A Preferred Shares are to be surrendered for payment of the redemption price; and

                           (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date.

         If less than all of the Series A Preferred Shares held by any holder are to be redeemed, the notice mailed to that holder will also specify the number of Series A Preferred Shares held by that holder to be redeemed.

                  (f) Except as provided in this Section 5, the Company shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Shares which may have been called for redemption.

                  (g) Except as provided by applicable law and the provisions of
         Section 5(d), the Company may, at any time and from time to time, purchase any Series A Preferred Shares in the open market, by tender or by private agreement.

         SECTION 6. CONVERSION. The Series A Preferred Shares shall not be convertible into or exchangeable for any other security of the Company.

         SECTION 7.  NO VOTING RIGHTS.


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                  (a) Except as provided in Section 7(b) or as otherwise
         required by applicable law, the holders of the Series A Preferred Shares shall have no voting rights with respect to the Company.

                  (b) If dividends on the Series A Preferred Shares or any Parity Shares have not been paid for six or more quarterly periods, whether or not such periods are consecutive, the number of trustees then constituting the Board shall be increased by two, if not already increased by reason of similar types of provisions with respect to any Parity Shares which are entitled to similar voting rights (the "Voting Preferred Shares"), and the holders of the Series A Preferred Shares, along with the holders of all other Voting Preferred Shares then entitled to exercise similar voting rights, voting together as a single group, shall be entitled to elect two additional trustees to the Board at the next annual meeting of shareholders, or at a special meeting of the holders of the Series A Preferred Shares and the Voting Preferred Shares called for that purpose, to serve until all unpaid dividends have been paid or declared and set apart for payment. The Company shall call a special meeting of the holders of the Voting Preferred Shares upon the request of the holders of not less than 10% of the outstanding Series A Preferred Shares. A quorum for any such meeting will be deemed to exist if at least a majority of the outstanding Series A Preferred Shares and Voting Preferred Shares then entitled to exercise similar voting rights are represented in person or by proxy at the meeting. The additional trustees will be elected upon the affirmative vote of a plurality of the Series A Preferred Shares and Voting Preferred Shares present and voting in person or by proxy at a duly called and held meeting at which a quorum is present.

                  (c) Whenever dividends in arrears on the outstanding Series A Preferred Shares and Voting Preferred Shares shall have been paid and dividends thereon for the current quarterly dividend period shall have been paid or declared and set apart for payment, then the right of the holders of the Series A Preferred Shares and Voting Preferred Shares to elect the additional two trustees shall cease and the terms of office of such trustees will terminate and the number of trustees constituting the Board will be reduced accordingly.

         SECTION 8. PROTECTIVE PROVISIONS. So long as any Series A Preferred Shares remain outstanding, the Company shall not, without first obtaining the approval by vote or written consent, in the manner provided under applicable law, of the holders of 66 2/3% of the Series A Preferred Shares:

                  (a) amend, alter or repeal of any of the provisions of the Declaration of Trust or bylaws of the Company that materially and adversely affect the powers, rights or preferences of the holders of the Series A Preferred Shares; provided, however, that the amendment of, or supplement to, the provisions of the Declaration of Trust so as to authorize, create, increase or decrease the authorized amount of any Junior Shares or any Parity Shares, or the issuance of any such shares, shall not be deemed to materially adversely affect the powers, rights or preferences of the Series A Preferred Shares; and further provided, however, that no such vote of the holders of the Series A Preferred Shares shall be required if, at or prior to the time such amendment, alteration or repeal is to take effect provisions are made for the redemption of all outstanding Series A Preferred Shares;

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                  (b) effect a share exchange that affects the Series A
         Preferred Shares, a consolidation with or merger of the Company into another entity, or a consolidation with or merger of another entity into the Company, unless in each such case each Series A Preferred Share (i) shall remain outstanding without a material and adverse change to its terms and rights or (ii) shall be converted into or exchanged for preferred shares of the surviving entity having preferences, rights, powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption identical to that of the Series A Preferred Shares (except for changes that do not materially and adversely affect the holders of the Series A Preferred Shares);

                  (c) authorize, reclassify or create, or increase the authorized or issued amount of, any class or series of Senior Shares or any security convertible into any class or series of Senior Shares; or

                  (d) increase the authorized amount of Series A Preferred Shares or decrease the authorized amount of Series A Preferred Shares below the number of shares then issued and outstanding.

                  Provided, however, that no such vote of the holders of the Series A Preferred Shares shall be required if, at or prior to the time such amendment, alteration or repeal is to take effect or the issuance of any such Senior Shares or security convertible into Senior Shares is to be made, as the case may be, provisions are made for the redemption of all outstanding Series A Preferred Shares.

         SECTION 9. OWNERSHIP RESTRICTIONS. The Series A Preferred Shares shall be subject to the ownership restrictions found in Article Ninth of the Declaration of Trust, as amended.

         SECTION 10. FORM. The Series A Preferred Shares will be issued and maintained in book-entry form registered in the name of the nominee of The Depository Trust Company except under limited circumstances. Provided, however, any holder of Series A Preferred Shares shall have the right to request a certificate therefor and upon such request made in writing to the Transfer Agent and Registrar of the Company, the Company shall cause to be issued a duly executed certificate for such Series A Preferred Shares registered in the name in which the Series A Preferred Shares were held in book-entry form or such other name(s) as specified by the holder in writing.

         SECOND, that such determination of the designation, preferences and the relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, relating to the Series A Preferred Shares, was duly made by the Board of Trustees pursuant to the provisions of the Declaration of Trust of the Company, and in accordance with the provisions of
Section 8-203 of the Maryland General Corporation Law, as amended.

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         IN WITNESS WHEREOF, Entertainment Properties Trust has executed these
Articles Supplementary Designating the Powers, Preferences and Rights of the 9.50% Series A Cumulative Redeemable Preferred Shares as of this 23rd day of May, 2002.




                                   ENTERTAINMENT PROPERTIES TRUST,
                                   a Maryland real estate investment trust



                                   By   /s/ Gregory K. Silvers
                                        ----------------------------------------
                                        Gregory K. Silvers, Esq., Vice President